ARMOUR RESIDENTIAL REIT, INC. REPORTS Q4 2013
TAXABLE AND CORE INCOME OF $59.3 MILLION

VERO BEACH, Fla. - February 26, 2014 -- ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA, and ARR PrB) (“ARMOUR” or the “Company”) today announced financial results for the quarter ended December 31, 2013.

Fourth Quarter 2013 Highlights and Financial Information

•	Core Income and estimated taxable REIT income of $59.3 million or $0.15 per Common share

•	Q4 2013 GAAP net loss of approximately $(540.8) million or $(1.47) per Common share

•	Stockholders’ equity as of December 31, 2013 was $1.9 billion or $4.75 per Common share

•	Ratio of debt to stockholders’ equity (“leverage”) of 6.92 to 1 as of December 31, 2013

•	Liquidity as of December 31, 2013, consisting of cash and unpledged securities, of $1.2 billion

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Sales of Agency Securities in Q4 totaled $4.0 billion, resulting in realized capital losses of $(331.9) million. Other than temporary impairment of $(401.5) million recognized on $6.8 billion of Agency Securities to be sold in Q1 2014.

•	Q4 2013 average yield on assets of 2.98% and average net interest margin of 1.60%

•	Q4 2013 annualized average principal repayment rate (CPR) of 4.8%

•	Stock outstanding as of December 31, 2013:
Common - 357,612,501 shares
Series A Preferred - 2,181,000 shares
Series B Preferred - 5,650,000 shares

•	Q4 2013 weighted average diluted Common shares were 369,543,000

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Additional updated information on the Company’s investment, financing and hedge positions can be found in ARMOUR Residential REIT, Inc.'s most recent “Company Update.” ARMOUR posts unaudited and unreviewed Company Updates each month on www.armourreit.com.

Q4 2013 Results

Core Income and Taxable REIT Income
Core Income for the quarter ended December 31, 2013, was $59.3 million. “Core Income” represents a non-GAAP measure and is defined as net income excluding impairment losses, gains or losses on sales of securities and early termination of derivatives, unrealized gains or losses on derivatives and U.S. Treasury Securities and certain non-recurring expenses. Core Income may differ from GAAP net income, which includes the unrealized gains or losses of the Company’s derivative instruments and the gains or losses on Agency Securities and U.S. Treasury Securities.

Estimated taxable REIT income for the quarter ended December 31, 2013, was approximately $59.3 million. The Company distributes dividends based on its estimate of taxable earnings, not based on net income calculated in accordance with Generally Accepted Accounting Principles (“GAAP”). Taxable REIT income and GAAP net income will generally differ primarily because of the non-taxable unrealized changes in the value of the Company’s derivatives, which the Company uses as economic hedges, and other than temporary impairment of Agency Securities to be sold in later periods. These gains/losses on derivatives are included in GAAP net income, whereas valuation changes are not included in taxable income. Additionally, capital losses realized in Q4 will be carried forward to offset future capital gains.

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ARMOUR Residential REIT, Inc. Reports Q4 2013 Taxable and Core Income of $59.3 million

February 26, 2014

GAAP Net Income
For the purposes of computing GAAP net income, the change in fair value of the Company’s derivatives is reflected in current period net income, while the change in fair value of its Agency Securities is reflected in its consolidated statement of comprehensive income. GAAP net loss for the fourth quarter of 2013 was $(540.8) million, including realized losses on the sales of Agency Securities of $(331.9) million and $(401.5) million in other than temporary impairment of Agency Securities. The other than temporary impairment relates to $6.8 billion of 25-year fixed rate and 30-year fixed rate Agency Securities to be sold in Q1 2014. Because the Company carries its Agency Securities at fair value, realized losses result in a reclassification of amounts already recognized and do not directly affect total stockholders' equity.

Dividends
The Company paid dividends of $0.05 per Common share of record for each month of Q4 2013, resulting in payments to common stockholders of $55.8 million. The Company also paid monthly dividends in Q4 2013 of $0.171875 per outstanding share of 8.250% Series A Cumulative Preferred Stock and $0.1640625 per outstanding share of 7.875% Series B Cumulative Preferred Stock, resulting in payments to all preferred stockholders of $3.9 million. As of December 31, 2013, the Company had distributed dividends totaling $55.9 million more than cumulative taxable REIT income. The Company's taxable REIT income and dividend requirements to maintain REIT status are determined on an annual basis. Dividends in excess of taxable REIT income for the year (including amounts carried forward from prior years) will generally not be taxable to common stockholders. Our REIT dividend requirements are based on the amount of our ordinary taxable income. Realized capital losses do not affect the amount of the Company’s ordinary taxable income, but will generally be available to offset capital gains realized in the years 2013 through 2018.

Per Share Amounts
Per Common share amounts are net of applicable Preferred Stock dividends and liquidation preferences. The denominators used to calculate per Common share amounts as of December 31, 2013, and for the quarter then ended reflect the dilutive effects of unvested stock awards. Such effects are not material.

Portfolio
During the fourth quarter of 2013, the Company sold $4.0 billion of Agency Securities, resulting in realized losses of $(331.9) million. As of December 31, 2013, the Company’s portfolio consisted of Fannie Mae, Freddie Mac and Ginnie Mae mortgage securities and was valued at $14.6 billion. During the fourth quarter of 2013, the annualized yield on average assets was 2.98%, and the annualized cost of funds on average liabilities (including realized cost of hedges) was 1.38%, resulting in a net interest spread of 1.60% for the quarter.

The $14.6 billion portfolio of Agency Securities at December 31, 2013, consisted of 98.6% fixed rate Agency Securities and 1.4% ARMs and Hybrid ARMs. The Company defines “Hybrid ARMs” as adjustable rate Agency Securities with longer than 18 months to rate reset and “ARMs” as adjustable rate Agency Securities with rate resets shorter than 19 months.

Through February 25, 2014, we have sold $5.5 billion of our 25-year fixed rate and 30-year fixed rate Agency Securities, leaving $1.3 billion of 30-year fixed rate Agency Securities to be sold. We recovered approximately $69.4 million of other than temporary impairment loss recognized at December 31, 2013. For tax purposes, the sales generated capital losses of approximately $447.1 million, which will be available to offset future capital gains through 2019. Through February 25, 2014, we have purchased $3.7 billion of 15-year fixed-

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ARMOUR Residential REIT, Inc. Reports Q4 2013 Taxable and Core Income of $59.3 million

February 26, 2014

rate Agency Securities. These sales and purchases are intended to reduce the interest rate risk of our Agency Securities portfolio.

Portfolio Financing, Leverage and Interest Rate Hedges
As of December 31, 2013, the Company financed its portfolio with approximately $13.2 billion of borrowings under repurchase agreements. The Company’s leverage ratio as of December 31, 2013, was 6.92 to 1. As of December 31, 2013, the Company’s liquidity totaled $1.2 billion, consisting of $496.5 million of cash and equivalents, plus $656.8 million of unpledged Agency Securities (including Securities received as collateral).

As of December 31, 2013, the following information was available related to the Company’s interest rate risk and hedging activities: The Company’s repurchase agreements had a weighted-average maturity of approximately 45 days. The Company had a notional amount of $10.2 billion of various maturities of interest rate swap contracts with a weighted average swap rate of 1.5%. The Company had a notional amount of $5.8 billion of various maturities of swaptions with a weighted average swap rate of 2.9%. The Company had a notional amount of $55.0 million of various maturities of Eurodollar futures contracts sold at a weighted average swap equivalent rate of 2.0%. The Company did not reduce its derivatives hedge positions as it reduced its portfolios of Agency Securities and repurchase agreements.

Clearing regulations adopted under the Dodd-Frank Act have increased the initial margin requirements for most types of interest rate swap contracts. The portfolio repositioning currently underway will allow the Company to manage the interest rate risk created by the differing maturity profiles of our assets and the liabilities with shorter tenor interest rate swap contracts and futures contracts that have smaller initial margin requirements.

Management Fee
The Company pays a management fee of 1.5% (per annum) of gross equity raised up to $1.0 billion and 0.75% (per annum) of gross equity raised above $1.0 billion. As of December 31, 2013, the effective management fee was 1.026% based on gross equity raised, net of stock buybacks and dividends in excess of annual taxable REIT income.

Regulation G Reconciliation
Taxable REIT income is calculated according to the requirements of the Internal Revenue Code (“the Code”) rather than GAAP. The Company plans to distribute at least 90% of its taxable REIT income in order to maintain its tax qualification as a REIT under the Code. The Company believes that taxable REIT income is useful to investors because taxable REIT income is directly related to the amount of dividends the Company is required to distribute in order to maintain its REIT tax qualification status. Core Income also excludes gains and losses on security sales. However, because taxable REIT income and Core Income are incomplete measures of the Company’s financial performance and involve differences from net income computed in accordance with GAAP, taxable REIT income and Core income should be considered as supplementary to, and not as a substitute for, the Company’s net income computed in accordance with GAAP as a measure of the Company’s financial performance.

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ARMOUR Residential REIT, Inc. Reports Q4 2013 Taxable and Core Income of $59.3 million

February 26, 2014

The following table reconciles the Company’s consolidated results from operations to taxable REIT income and Core Income for the quarter ended December 31, 2013:

Quarter Ended December 31, 2013
(in millions)
GAAP net loss	($540.8)
Unrealized gain on derivatives	(128.0)
Capital losses carried forward	331.9
Other than temporary impairment of Agency Securities	401.5
Deferred gain on derivatives	(0.9)
Amortization of deferred hedging costs	(4.4)
Core and estimated taxable REIT income	$59.3

Common Stock
The Company issued 11,304 shares of common stock during the fourth quarter of 2013 under its dividend reinvestment plan at a weighted average price of $4.08 per share. As of December 31, 2013, there were 357,612,501 Common shares outstanding. During December 2013 the Company repurchased 13,375,400 shares of our outstanding common stock under a stock repurchase program at a weighted average price of $3.89 per share for an aggregate of $52.4 million.

Preferred Stock
As of December 31, 2013, there were 2,181,000 shares of 8.250% Series A Cumulative Preferred Stock and 5,650,000 shares of 7.875% Series B Cumulative Preferred Stock outstanding.

Warrant Expiration
As previously reported, the Company’s warrants (NYSE MKT: ARR.WS CUSIP 042315 11 9) expired according to their original contractual terms at 5:00 p.m. EST on November 7, 2013. The New York Stock Exchange advised the Company that the last day of market trading was November 1, 2013.

ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate, hybrid adjustable rate and adjustable rate residential mortgage backed securities. These securities are issued or guaranteed by U.S. Government-sponsored entities. ARMOUR is externally managed and advised by ARMOUR Residential Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”). ARMOUR Residential REIT, Inc. intends to qualify and has elected to be taxed as a REIT under the Code for U.S. federal income tax purposes.

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ARMOUR Residential REIT, Inc. Reports Q4 2013 Taxable and Core Income of $59.3 million

February 26, 2014

Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Additional information concerning these and other risk factors are contained in the Company's most recent filings with the SEC. All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC’s Internet site at http://www.sec.gov/, or the Company website www.armourreit.com or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.

CONTACT:     investors@armourreit.com

James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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